Exhibit 10.2

                                        October 30, 2001



Mr. Colin Maddix
421 Worthington Drive
Mars, Pennsylvania 16046

Dear Colin:

      This letter confirms our arrangement regarding your resignation as an officer and director of Thermo Electron Corporation and any of its subsidiaries and affiliates (collectively, the "Company").

      The following is our agreement related to your resignation from the
Company:

1. Termination of Employment: Your employment with the Company will terminate effective as of July 1, 2002. You will be placed on inactive status as of November 1, 2001 and paid your regular salary through July 1, 2002. Should you begin work at another employer as an "employee" as defined by the United States Internal Revenue Service, including, but not limited to, receiving W-2 type wages, before July 2, 2002, the employment termination date will be accelerated to the day before your new employment starts. The date you cease being an employee of the Company in accordance with the previous two sentences is referred to herein as the "Employment Termination Date." Until the Employment Termination Date you will continue to report to Marijn Dekkers, and you agree to make yourself available to undertake special projects and assignments determined by Mr. Dekkers, it being understood that such special projects and assignments shall not exceed 20 hours per week. Notwithstanding the provisions set forth in this paragraph, you will be permitted to act as a consultant on an independent contractor basis so long as the provisions set forth in Paragraph 15 and the previous sentence are not violated.

2. 2001 Bonus: For fiscal year 2001 you shall be paid a bonus of $135,000. Your bonus shall be payable at the same time in 2002 as bonuses to other senior executives are paid. You will not be eligible for a bonus for fiscal year 2002.

3. Severance Payment: You will be entitled to receive a lump sum severance payment of $225,000 payable within 10 days after the Employment Termination Date.

Mr. Colin Maddix
October 30, 2001
Page 2

4. Accrued Vacation: You will be paid an amount equal to eight weeks of vacation. Payment will be made in a lump sum within ten days after the Employment Termination Date. You will not continue to earn vacation or other paid time off after the Employment Termination Date.

5. Full Payment: You agree that all payments provided to you under paragraphs 1, 2 and 4 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company through the Employment Termination Date. You agree to reimburse the Company for all personal expenses due and owing to the Company as of the Employment Termination Date.

6. Employee Benefit Programs: Your participation in all employee benefit programs of the Company will cease effective as of the Employment Termination Date in accordance with the terms of those programs. You will have the option to elect to continue your health care coverage under COBRA beginning on the day after the Employment Termination Date for a period of up to 18 months, in which case the Company shall pay the full monthly premium cost of your coverage under the applicable health care plan for 18 months. Detailed information will be provided to you under separate cover. You will also have the option, at your sole expense, of converting your basic (not supplemental) life insurance coverage to an individual plan through Prudential. If interested, please let us know at least 30 days before the Employment Termination Date and conversion information will be furnished to you. A conversion option is not available for disability coverage.

7. Thermo Electron Choice Plan: Your active participation in the Thermo Electron Choice Plan shall end on the Employment Termination Date. Information will be provided to you regarding various election options available to you regarding your account.

8. Stock Options: No further vesting of your stock options in the Company and no further lapsing of the Company's repurchase rights will occur after the Employment Termination Date. If you do not exercise your vested options by the earliest of (i) the date of the original expiration date of the options, (ii) the date that is three months after the Employment Termination Date (in the case of options identified with an asterisk next to the grant ID number on the attached schedule) or (iii) the second anniversary of the Employment Termination Date (in the case of all other options identified on the attached schedule), your options will expire and be canceled, and you will have no further rights with respect to your options.

9. Taxes: All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

10. Company Property: You will return to the Company any and all documents, materials and information related to the Company, or its subsidiaries,

Mr. Colin Maddix
October 30, 2001
Page 3

     affiliates or businesses, and all other property of the Company, including, without limitation, equipment and files in your possession or control, on or before the Employment Termination Date. Further, you agree that on and after the date hereof you will not for any purpose attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system.

11. Restricted Stock: Your 9,547 restricted shares of the Company's common stock shall vest on January 2, 2002.

12. Outplacement Services: You will be entitled to utilize until March 1, 2003, at no cost to you, the services of an outplacement firm in the Pittsburgh, Pennsylvania area selected by the Company, up to a maximum charge of $20,000 for such services.

13. Release: In exchange for the consideration described in paragraph 3 hereof, you hereby irrevocably and unconditionally waive, release, acquit and forever discharge the Company and each of its respective current, former or future officers, directors, employees, agents, representatives, shareholders and legal predecessors and successors from any and all claims, liabilities, damages, actions, causes of action and suits, whether known or unknown, which you now have, own or hold, or claim to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held, or which you at any time hereafter may have, own or hold, or claim to have owned or held against them, based upon, arising out of or in connection with any circumstance, matter or state of fact up to the date of this agreement, including without limitation those based upon or arising out of the termination of your employment and other relationships with the Company, your service as an officer or director of the Company, your compensation while employed by the Company, your stock options or any terms thereof or relating thereto and any of the Company's policies, procedures or requirements. This release includes, but is not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, disability or other discrimination under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 or other federal, state or local laws prohibiting such discrimination or under any other federal, state or local employment laws.

     YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO SEEK THE ADVICE OF AN ATTORNEY, IF YOU SO CHOOSE, PRIOR TO SIGNING THIS RELEASE AND TO THE EXTENT DESCRIBED HEREIN YOU ARE GIVING UP ANY LEGAL CLAIMS YOU HAVE AGAINST THE COMPANY AND EACH OF ITS RESPECTIVE CURRENT, FORMER OR FUTURE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SHAREHOLDERS, LEGAL PREDECESSORS AND SUCCESSORS BY SIGNING THIS RELEASE. YOU FURTHER UNDERSTAND THAT YOU MAY HAVE 21 DAYS TO CONSIDER THIS AGREEMENT, THAT YOU MAY REVOKE IT AT ANY TIME DURING THE SEVEN DAYS AFTER YOU SIGN IT, AND THAT

Mr. Colin Maddix
October 30, 2001
Page 4

     IT WILL NOT BECOME EFFECTIVE UNTIL THE 7-DAY REVOCATION PERIOD HAS PASSED WITHOUT REVOCATION. YOU FULLY UNDERSTAND YOUR RIGHT TO TAKE 21 DAYS TO CONSIDER SIGNING THIS RELEASE AND, AFTER HAVING SUFFICIENT TIME TO CONSIDER YOUR OPTIONS, YOU HEREBY WAIVE YOUR RIGHT TO TAKE THE FULL 21-DAY PERIOD. YOU ACKNOWLEDGE THAT YOU ARE SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE CONSIDERATION DESCRIBED IN PARAGRAPH 3 HEREOF.

14. Restriction on Purchase or Sale of Common Stock: You understand that you will no longer be a "Reporting Person," for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. However, you understand that for a period of six months following the date hereof you are required to report certain transactions pursuant to such rules and regulations on Forms 4 and 5.

15.  Non-Compete.  Until November 1, 2002 (the "Non-Compete  Period"), you shall not, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or consultant, compete or engage in any business that competes, anywhere in the world, with a business in the Life Sciences sector of the Company; provided, however, that those businesses that compete with a Life Sciences business shall be excluded from this non-competition restriction if the Life Science business has annual revenues of less than 5 million dollars. Notwithstanding the foregoing, you may own, solely as an investor, up to 1% of the common stock of any publicly-traded competitor. You agree that the duration and geographic scope of this non-competition provision are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest geographic area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed a series of separate covenants, one for each and every county of each and every state of the U.S. and each and every political subdivision of each and every country outside of the U.S. Further, during the Non-Compete Period, you hereby agree you shall not, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, attempt to induce any employee of the Company to terminate his or her employment with the Company, or hire or caused to be hired any such employee so induced, or attempt to induce any customer or supplier of the Company to terminate its relationship with the Company.

16. Resignation. You hereby resign effective as of November 1, 2001 all of your positions as an officer and director of the Company. Notwithstanding the foregoing, you shall remain an employee until the Employment Termination Date in accordance with the terms of paragraph 1 above and shall be entitled to continue to participate until the Employment Termination Date in the Company's automobile program for officers and its executive supplemental medical reimbursement program.

Mr. Colin Maddix
October 30, 2001
Page 5

17. Non-Disparagement: You agree that you will continue to support and promote the interests of the Company and that you will not criticize, disparage, defame or in any way comment negatively to anyone about the Company or any of the people or organizations connected with them, or do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm the interests or reputation of the Company and any of the organizations or people connected with them. The Company agrees that it will cause the officers of the Company not to criticize, disparage or defame you or otherwise do or say anything that harms your reputation and that the Company shall be solely responsible for any breach of the provisions in this paragraph 17 by any such officers. Nothing in this provision shall prevent the parties from (i) complying with compulsory legal process or otherwise making disclosures in connection with litigation or administrative proceedings, (ii) making such disclosures as are necessary to obtain legal advice, (iii) making disclosures as are required by federal, state or local regulatory authorities, and (iv) making disclosures which by law are required or cannot be prohibited.

18. Cooperation: You agree to reasonably cooperate with the Company with respect to all matters arising during or related to your employment, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

19. Waiver of Jury Trial: Each of the parties hereby expressly, knowingly and voluntarily waives all benefit and advantage of any right to a trial by jury, and each agrees that he or it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, a trial by jury in any action arising in connection with this Agreement.

20. Company Information and Invention Agreement. You agree to comply with the terms of a Thermo Electron Company Information and Invention Agreement, a copy of which is attached hereto. Such agreement supersedes any prior agreement covering the same subject matter, which you may have signed with the Company previously.

21. Entire Agreement: This letter contains the entire Agreement between you and the Company and supersedes all prior and contemporaneous agreements, communications and understandings, whether written or oral, relating to the subject matter of this letter, including your Executive Retention Agreement (which is hereby canceled), except that your Indemnification Agreement entered into with the Company on January 18, 2001, a copy of which is attached hereto, and the Thermo Electron Company Information and Invention Agreement shall survive in accordance with their terms. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to choice of law provisions.

Mr. Colin Maddix
October 30, 2001
Page 6

22. Severability: If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

23. Relief: In the event of breach of the provisions of this Agreement by any party, in addition to any other rights that the other parties may have under law or in equity, each party shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy. In the event litigation is brought with respect to this Agreement, the prevailing party shall be entitled to recover from the losing party his or its reasonable attorney's fees and expenses. 24. Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including corporations with which, or into which, the Company may be merged or which may succeed to its respective assets or business; provided, however, that your obligations are personal and may not be assigned.

25. Amendment: This Agreement may be amended or modified only by a written instrument executed by you and the Company.

26. Voluntary Agreement: In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this Agreement and to consult with anyone of your choosing before signing it. If the terms of this Agreement are acceptable to you, please sign and return it to the undersigned. At the time you sign and return this Agreement, it will take effect as a legally binding agreement between you and the Company on the basis set forth above.


Date Received by Addressee: November 1, 2001


                                   THERMO ELECTRON CORPORATION


                                   By:       /s/ Stephen G. Sheehan
                                             --------------------------------
                                   Title:    Vice President, Human Resources

Accepted and Agreed to:


/s/ Colin Maddix
------------------------

                      COMPANY INFORMATION AND INVENTION AGREEMENT

     In consideration and as a condition of my employment, or if now employed, the continuation of my employment by Thermo Electron Corporation or a subsidiary thereof (hereinafter collectively called the "Company") and the compensation paid therefor:

1. I agree not to disclose to others or use for my own benefit during my employment by the Company or thereafter any trade secrets or Company private information pertaining to any of the actual or anticipated business of the Company or any of its customers, consultants, or licensees acquired by me during the period of my employment, except to such an extent as may be necessary in the ordinary course of performing my particular duties as an employee of the Company.

2. I agree not to disclose to the Company, or to induce the Company to use, any confidential information or material belonging to others.

3. I understand that the making of inventions, improvements, and discoveries is one of the incidents of my employment, or that if not I may nonetheless make inventions while employed by the Company, and I agree to assign to Thermo Electron Corporation or its nominee my entire right, title, and interest in any invention, idea, device, or process, whether patentable or not, hereafter made or conceived by me solely or jointly with others during the period of my employment by the Company in an executive, managerial, planning, technical, research, engineering, or other capacity and which relates in any manner to the business of the Company, or relates to its actual or planned research or development, or is suggested or results from any task assigned to me or work performed by me for or in behalf of the Company, except any invention or idea which cannot be assigned by the Company because of a prior agreement with __________None____________ effective until __________________________ (give name and date or write "none").

4. I agree, in connection with any invention, idea, device, or process covered by paragraph 3:

a) To disclose it promptly in writing to the proper officers or attorney of the Company.

b) To execute promptly, on request, patent applications and assignments thereof to Thermo Electron or its nominees and to assist the Company in any reasonable manner to enable it to secure a patent therefor in the United States and any foreign countries, all without further compensation except as provided herein.

5. I further agree that all papers and records of every kind relating to any invention or improvement included with the terms of the Agreement, which shall at any time come into my possession shall be the sole and exclusive property of the Company and shall be surrendered to the Company or upon request at any other time either during or after the termination of such employment.

6. I further agree that the obligations and undertakings stated above in paragraph 4b shall continue beyond the termination of my employment by the Company, but if I am called upon to render such assistance after the termination of my employment, then I shall be entitled to a fair and reasonable per diem in addition to reimbursement of any expenses incurred at the request of the Company.

7. I agree to identify in an attachment to this Agreement all inventions or ideas related to the business or actual or planned research or development of the Company in which I have right, title, or interest, and which were conceived either wholly or in part by me prior to my employment by the Company but neither published nor filed in the U.S. Patent and Trademark Office.

8. I understand that this Agreement supersedes any agreement previously executed by me relating to the disclosure, assignment and patenting of inventions, improvements, and discoveries made during my employment by the Company. This Agreement shall inure to the benefits of the successors and assigns of the Company and shall be binding upon my heirs, assigns, administrators, and representatives.

9. I understand that this Agreement does not apply to an invention which qualifies fully under the provisions of any statute or regulation which renders unenforceable the required assignment or transfer of certain inventions made by an employee such as, but not limited to, Section 2870 of the California Labor Code.


                                   /s/ Colin Maddix
                                   -----------------------------------
                                   Employee

/s/ D. E. Maddix                   November 1, 2001
-----------------------            -----------------------------------
Witness                            Date

                                   THERMO ELECTRON CORPORATION


/s/ Mary Connell                   By:  /s/ Stephen G. Sheehan
--------------------------              -------------------------------
Witness
                                   October 31, 2001
                                   ------------------------------------
                                   Date